Exhibit 10.6
OBLIGATIONS AGREEMENT

This Agreement is made and entered into by and between The TJX Companies, Inc., on its own behalf and on behalf of its subsidiaries and other affiliates (collectively, and together with their respective successors, assigns and nominees, “TJX”), and John Klinger (“I”, “me” or “my”).

1.    Acknowledgements

I acknowledge the importance to TJX of protecting its confidential information and other legitimate business interests, including without limitation the valuable trade secrets and good will that it has developed or acquired. I acknowledge that TJX is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that TJX’s practice of obtaining agreements such as this one from its employees is both known to me and reasonable. I am entering into this Agreement in consideration of my promotion to Executive Vice President, Chief Financial Officer, certain compensation and benefits described in my offer letter agreement with TJX (the “Offer Letter”) in connection with such promotion (including, without limitation, increases in base compensation and target cash and equity incentive opportunities), my being granted access to the good will, trade secrets and other Confidential Information (as defined below) of TJX and specialized training and professional support, and for other good and valuable consideration to which I am not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged.

2.     Confidentiality, Company Property and Good Will

2.1    Nondisclosure and Nonuse of Confidential Information. All Confidential Information (as defined below), including but not limited to Confidential Information that I create or to which I have access or have had access as a result of my prior or continuing employment and other associations with TJX, is and shall remain the sole and exclusive property of TJX. Except as required for the proper performance of my assigned duties for TJX, as expressly authorized in writing in advance by TJX, or as required by applicable law, I will never, directly or indirectly, use or disclose any Confidential Information. This restriction shall apply during the term of my employment with TJX and will continue to apply after the termination of my employment for any reason. I will promptly notify TJX if I receive any subpoena or court order or become aware of any other legal process or requirement that requires me to disclose any Confidential Information, and will provide TJX a reasonable opportunity to seek protection of the Confidential Information prior to my making any such disclosure. I cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, I may be held liable if I unlawfully access trade secrets by unauthorized means. Nothing in this Agreement (i) limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (ii) requires me to notify TJX about such communication.

2.2    Use and Return of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of TJX and any copies thereof (the “Documents”), whether or not prepared by me, shall be the sole and exclusive property of TJX. Except as required for the proper performance of my assigned duties for TJX or as expressly authorized in writing in advance by TJX, I will not copy any Documents or remove any Documents, copies, excerpts or derivations thereof from the premises of TJX. I will safeguard, and return to TJX immediately upon termination of my employment, and at such other times as may be specified by TJX, all Documents and other property of TJX, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Documents”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in my possession or control. Upon request of any duly authorized officer of TJX, I will also disclose all passwords necessary to enable TJX to obtain, or that would assist TJX in obtaining, access to the Documents and Third-Party Documents. Notwithstanding any of the foregoing, I understand that documents showing my compensation or benefits (e.g., pay stubs or benefit plan summaries) or the post-employment restrictions to which I am subject shall not be subject to the obligations contained in this Section 2.2.

2.3    Good Will. Any and all good will with any of the customers, prospective customers, consultants, vendors and other business counterparties of TJX, that I develop or that I have developed during my employment with TJX will be and has been the sole, exclusive and permanent property of TJX and shall continue to be such after the termination of my employment, regardless of the reason, if any, for such termination.

3.    Intellectual Property and Inventions

3.1    Copyrightable Works. All copyrightable works that I create or that I have created (solely or jointly with others) within the scope of and during my employment with TJX, including without limitation computer software, programs or databases and any related documentation, shall be considered “works made for hire” as defined by 17 U.S.C. § 101 and upon creation, shall be and have been owned exclusively by TJX free and clear of all claims relating to my contribution.

3.2    Assignment of Rights. I will promptly disclose to TJX any Intellectual Property, as defined below, developed by me (solely or jointly with others). I hereby assign and agree in the future to assign to TJX (or as otherwise directed by TJX) my entire right, title and interest in and to all Intellectual Property. I further agree to waive all claims to moral rights I may have in any Intellectual Property. I agree to provide to TJX, at TJX’s request, all further cooperation which TJX determines is necessary or desirable to accomplish the complete transfer of the Intellectual Property and all associated rights to TJX, and to assure TJX the full enjoyment of the Intellectual Property, including without limitation executing further applications (both domestic and foreign), specifications, oaths, assignments, consents, releases, government communications and other commercially reasonable documentation, responding to corporate diligence inquiries, and providing good faith testimony by affidavit, declaration, and/or deposition, in-person or by other proper means, in support of any effort by TJX to establish, perfect, defend, or otherwise enjoy, in this or any foreign country, its rights acquired pursuant to this Agreement through prosecution of governmental filings, regulatory proceedings, litigation or other means. The obligations set forth in this Section 3.2 will continue beyond termination of my employment with TJX for any reason with respect to Intellectual Property conceived, made, created, developed or reduced to practice during my employment with TJX.

To the extent I cannot now transfer and assign my entire right, title, and interest in and to the Intellectual Property, or any portion thereof, then I will assign and transfer to TJX at my first opportunity to do so all right, title, and interest in and to the Intellectual Property. To the extent that I cannot so assign and transfer any of my right, title, and interest in and to the Intellectual Property, then I hereby grant TJX an irrevocable, worldwide, fully paid-up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Intellectual Property.

4.    Non-Competition and Other Restricted Activity

4.1    Non-Competition. During my employment and through the date that is twelve (12) months after the termination of my employment for any reason other than a layoff or other termination by TJX without Cause (such period, the “Non-Competition Period”), I will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with TJX, or undertake any planning for any business competitive with TJX. Specifically, but without limiting the foregoing, during the Non-Competition Period I agree (a) not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of TJX as conducted or under consideration at any time during my employment in any geographic area in which (i) during the portion of the Non-Competition Period in which I am employed, TJX does business or is actively planning to do business and (ii) during the portion of the Non-Competition Period that follows the termination of my employment, TJX was doing business or was actively planning to do business as of the date of termination, and (b) not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with any business of TJX for which I have provided services or with respect to which I possess Confidential Information that could assist in such competition, as conducted or in planning during my employment. I understand that the foregoing shall not prevent my passive ownership of one percent (1%) or less of the equity securities of any publicly traded company.

4.2    Non-Solicitation of Employees and Other Providers. During my employment and through the date that is twenty-four (24) months after the termination of my employment for any reason, I will not, and will not directly or indirectly assist anyone else to, (a) hire or engage or solicit for hiring or engagement any employee of TJX or seek to persuade or induce any employee of TJX to discontinue employment with TJX, (b) hire or engage any independent contractor providing exclusive services to TJX, (c) solicit, encourage or induce any (i) independent contractor, business partner, vendor, supplier, or other Person providing products or services to TJX (each, a “Business Partner”) or (ii) customer to terminate or diminish or otherwise harm its business relationship with TJX or (d) seek to persuade any Business Partner, or any prospective Business Partner, to conduct with anyone else any business or activity which such Person conducts or could reasonably be expected to conduct with TJX. For the purposes of this Agreement, an “employee” or “independent contractor” of TJX is any person who is or was such at any time within the then preceding twelve (12)-month period. The restrictions in Section 4.2(d) shall apply (x) only with respect to those Persons who are or have been a Business Partner of TJX at any time within the twelve (12)-month period immediately preceding the activity restricted by Sections 4.2(d) or whose business has been solicited on behalf of TJX by any of their officers, employees or agents within such twelve (12)-month period, other than by form letter, blanket mailing or published advertisement, and (y) only if I have performed work for or with such Person during my employment with TJX or if I have been introduced to, or otherwise had contact with, such Person as a result of my employment or other associations with TJX or have had access to Confidential Information which would assist in my solicitation of such Person.

4.3    Notice of New Address and Employment. During the restricted periods set forth in Section 4.1 and 4.2 above, I will notify TJX in writing of any change in my address and of each new job or other business activity in which I plan to engage at least four (4) weeks prior to beginning such job or activity. Such notice shall state the name and address of any new employer and the nature of my position or business activity. I will also provide TJX with any other pertinent information concerning any such business activity as TJX may reasonably request in order to determine my continued compliance with my obligations under this Agreement. All notices to TJX shall be sent via overnight delivery to The TJX Companies, Inc., 770 Cochituate Road, Framingham, MA 01701, Attention: General Counsel and by email to lawyer@tjx.com, or to such other address as may be designated by an expressly authorized officer of The TJX Companies, Inc. I agree to notify my new employer(s) of my obligations under this Agreement, and hereby consent to notification by TJX to my new employer(s) concerning my obligations under this Agreement.

4.4    Non-Disparagement. Subject to the last sentence of Section 2.1 above, I covenant and agree (for myself and for all others acting on my behalf) that at no time during my employment with TJX or thereafter (following the termination of my employment for any reason) will I directly or indirectly say or do anything that would disparage, reflect negatively on, or call into question TJX’s business operations, stores, products, reputation, business relationships, or present or future business, or the reputation of any past or present directors, officers, employees, agents or affiliates of TJX.

4.5    Acknowledgement of Reasonableness; Remedies. In signing this Agreement, I give TJX assurance that I have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on me under this Agreement. I agree without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the customer good will, Confidential Information and other legitimate business interests of TJX, that each and every one of those restraints is reasonable with respect to subject matter, length of time, range of activities and geographic area; and that these restraints will not prevent me from obtaining other suitable employment during the period in which I am bound by them. I agree that I will never assert, or permit to be asserted on my behalf, in any forum, any position contrary to the foregoing. I also acknowledge and agree that, were I to breach any of the provisions of this Agreement, the harm to TJX would be irreparable. I therefore agree that, in the event of such a breach or threatened breach, TJX shall, in addition to any other remedies available to it and notwithstanding any dispute resolution agreement that I may have with TJX, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with securing any relief hereunder. I further agree that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, so that TJX may enjoy the full benefit of the agreed-upon temporal protections recited herein, I agree that the periods of restrictions set forth in Section 4.2 of this Agreement shall be tolled, and shall not run, during any period of time in which I am in violation of the terms thereof and that, if I violate any fiduciary duty to TJX or unlawfully take any Confidential Information, trade secrets or other property belonging to TJX, the Non-Competition Period will extend by the time during which I engage in such violation(s), for up to a total of two (2) years following my termination date.

4.6    Effect of Breach. I acknowledge and agree that my receipt and retention of stock awards (including performance share units and restricted stock units) under the TJX Stock Incentive Plan (“SIP”), amounts under the TJX Long Range Performance Incentive Plan in connection with any Special Service Retirement (as defined in the SIP), deferred compensation amounts under the TJX Executive Savings Plan and the TJX Supplemental Executive Retirement Plan (as applicable), and any applicable severance payments or benefits as provided for under the Severance Plan will be expressly conditioned on my full and continuing compliance with the terms of this Agreement, and that my receipt and retention of other future short- or long-term incentive compensation or equity-based awards, severance or other benefits (in each case under any TJX plan or arrangement), including without limitation any acceleration, continued vesting, payment or delivery of cash or property, to which I am not otherwise entitled may also be conditioned on my compliance with the terms of this Agreement (any such current or future awards, payments, or other benefits that are so conditioned, collectively, “Special Compensation”). I further agree that, in addition to any other remedy to which TJX or its affiliates may be entitled under this Agreement, at law or in equity, in the event I violate one or more provisions of this Agreement, including without limitation the restrictions contained in Sections 2, 3 and/or 4 hereof, I will immediately forfeit the right to receive and/or retain any Special Compensation, and will forthwith return to TJX any Special Compensation (or, at TJX’s election, the value thereof) already paid or provided to me in connection with my employment.

5.    Definitions

Capitalized terms shall have the meanings provided in this Section 5 and as provided elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

“Cause” means “Cause” as that term is defined in the Severance Plan.

“Confidential Information” means any and all information of TJX, whether or not in writing, that is not generally known by others with whom TJX competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against TJX, including but not limited to (a) all proprietary information, including but not limited to computer software (including operating systems, applications and program listings), databases, technical data, business and/or marketing plans and arrangements, processes, know-how, information regarding any aspect of the Intellectual Property, and other information concerning the products and services of TJX, (b) development, research, market research, testing, marketing and financial activities and strategic plans, including without limitation information regarding any existing or proposed acquisition, strategic alliance or joint venture, (c) the manner in which the TJX business operates, including but not limited to accounting and business methods, and TJX’s plans for the future, including but not limited to plans for its store brands, products, geographic markets, advertising and promotion; (d) information concerning TJX associates, including but not limited to the methods through which TJX identifies, hires, trains and compensates its associates, and associate compensation (other than my own compensation), contact information, performance and conduct; (e) information concerning TJX vendors and suppliers, including but not limited to the identity and special needs of such vendors and suppliers, the individuals at such vendors and suppliers with whom TJX has dealt and individual contact information, past purchases from such vendors and suppliers (including the amounts and types of goods purchased and the amount, timing and method of payment), plans or negotiations for future purchases, and methods of locating and qualifying vendors and suppliers; (f) the identity and special needs of customers, prospective customers and subcontractors, and (g) information concerning other Business Partners and other people and organizations with whom TJX has or has had business relationships and the substance of those relationships.

“Intellectual Property” means any and all inventions, discoveries, developments, improvements, enhancements, methods, processes, compositions, computer codes, works, concepts and ideas (whether or not patentable, copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by me, whether alone or with others, during my employment by TJX that relate in any way to the business, operations or products of TJX, or to any prospective activity of TJX, or which make use of the Confidential Information or of facilities or equipment of TJX, including without limitation TJX’s computers, computer networks, data connections, and/or mobile devices; provided, however, that the term “Intellectual Property” shall not apply to any invention that I develop or developed on my own time, without using the equipment, supplies, facilities, Confidential Information or trade secret information of TJX, unless such invention (a) is or was related at the time of conception or reduction to practice of the invention to the business of TJX or to the actual or demonstrably anticipated research or development of TJX or (b) results or resulted from any work performed by me for TJX.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization (including any business unit), other than TJX.

“Severance Plan” means The TJX Companies, Inc. Executive Severance and Change of Control Plan effective September 19, 2022 (or any successor plan).

6.    Compliance with Other Agreements and Obligations

I represent and warrant that my employment by TJX and the execution and performance of this Agreement will not breach or be in conflict with any other agreement to which I am a party or am bound, and that I am not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of my obligations hereunder or my duties and responsibilities to TJX, except as I have disclosed in writing to TJX no later than the earliest to occur of (i) the time I return an executed copy of this Agreement, (ii) at least one week prior to the commencement of my employment or, (iii) at least one week prior to the date on which I sign an offer letter from or contract of employment with TJX. I will not disclose to or use on behalf of TJX, or induce TJX to use, any confidential or proprietary information of any previous employer or other third party without that party’s consent.

7.    Entire Agreement; Severability; Modification

This Agreement, together with the Offer Letter and the Severance Plan, sets forth the entire agreement between me and TJX, and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof, including, without limitation, the Obligations Agreement between me and TJX dated April 10, 2019. The provisions of this Agreement are severable, and no breach of any provision of this Agreement by TJX, or any other claimed breach of contract or violation of law, shall operate to excuse my obligation to fulfill the requirements of Sections 2, 3 and 4 hereof. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and an expressly authorized officer of The TJX Companies, Inc. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no changes to the nature or scope of my employment relationship with TJX shall operate to extinguish my obligations hereunder or require that this Agreement be re-executed.

8.    Assignment

Neither TJX nor I may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, TJX may assign its rights and obligations under this Agreement without my consent in the event that TJX shall hereafter effect a reorganization, consolidate with, or merge with or into any Person or transfer to any Person all or substantially all of the business, properties or assets of TJX or any division or line of business of TJX with which I am at any time associated. This Agreement shall inure to the benefit of and be binding upon me and TJX, and each of our respective successors, executors, administrators, heirs, representatives and permitted assigns.

9.    At-Will Employment

I acknowledge and agree that this Agreement does not in any way obligate TJX to retain my services for a fixed period or at a fixed level of compensation; nor does it in any way restrict my right or that of TJX to terminate my employment at any time, at will, with or without notice or Cause.

10.    Continued Employment; Company Policies

I understand that not all rules and polices that apply to my employment with TJX are contained in this Agreement. I agree that, during my employment with TJX, I will abide by all the rules and policies of TJX, as amended and in effect from time to time. Without limiting the generality of the foregoing, I agree that I shall be bound by and comply with all TJX policies (including, without limitation, all codes of ethics and business conduct) applicable to TJX executives generally or that include me by reason of my position and responsibilities.

11.    Choice of Law

This is a Massachusetts contract and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws principles thereof.

12.    Acknowledgement of Understanding

This Agreement shall be effective on the later of (i) the eleventh (11th) business day following the date on which I received this Agreement and (ii) the date on which this Agreement is returned, signed by me, to TJX. I acknowledge that the Company provided me with this Agreement at least ten (10) business days before the effective date of this Agreement. I further acknowledge that I have been and am hereby advised of my right to consult an attorney before signing this Agreement. In signing this Agreement, I give TJX assurance that I have read and understood all of its terms; that I have had a full and reasonable opportunity to consider its terms and to consult with any person of my choosing before signing; that I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement; and that I have signed this Agreement knowingly and voluntarily.

[Signature Page Follows]

Intending to be legally bound hereby, I have signed this Agreement under seal as of the day and year written below.

Signature: /s/ John Klinger

Printed Name: John Klinger

Date: 11/14/2022

For the TJX Companies, Inc.

BY: /s/ Amy Fardella         11/14/2022
Amy Fardella
EVP Chief Human Resources Officer
8